Exhibit 4.8

AMENDMENT LETTER

To: Wilmington Trust (London) Limited, as Agent on behalf of the Lenders under the Original Facility Agreement (the “Agent”)

From: Oatly AB (reg. no. 556446-1043), as Original Borrower and Obligors’ Agent under the Original Facility Agreement (the “Obligors’ Agent”); and

Oatly Group AB (publ) (reg. no. 559081-1989), as Company under the Original Facility Agreement (the “Company”)

3 March 2024

Dear Sirs and/or Madams,

Reference is made to the sustainable revolving credit facility agreement originally dated 14 April 2021 (as amended and restated from time to time, including pursuant to an amendment and restatement agreement dated 18 April 2023, an amendment letter dated 23 May 2023 and an amendment letter dated 14 February 2024, and as further amended, supplemented and/or restated from time to time) between, inter alios, the Company as Company and Original Guarantor, the Obligors’ Agent as Original Borrower and Original Guarantor, the financial institutions named therein as Original Lenders and Wilmington Trust (London) Limited as Agent and Security Agent (the “Original Facility Agreement”).

Terms defined in the Original Facility Agreement shall have the same meaning when used in this amendment letter (the “Amendment Letter”), unless a contrary indication appears. Clauses 1.2 (Construction) and 1.5 (Third Party Rights) of the Original Facility Agreement shall be deemed to be incorporated into this Amendment Letter save that references in those clauses to “this Agreement” shall be construed as references to this Amendment Letter.

1.
Amendment to the Original Facility Agreement
1.1
Pursuant to clause 2.5 (Obligors’ Agent) of the Original Facility Agreement (which continues in full force and effect) and clause 37.1 (Required Consents) of the Original Facility Agreement, the Obligors’ Agent confirms that it continues in its appointment as agent on behalf of each Obligor in respect of the Finance Documents and is authorised to make such agreements and to effect relevant amendments, supplements and variations capable of being given, made or effected by any Obligor.
1.2
The Obligors’ Agent hereby requests for itself, and on behalf of each other Obligor in accordance with clause 37.1 (Required Consents) of the Original Facility Agreement, that the Agent (acting on behalf of the Lenders) agrees that the definition of “Europe & International EBITDA” set out in clause 1.1 (Definitions) of the Original Facility Agreement shall be amended to read as follows:

““Europe & International EBITDA” means, with respect to any Relevant Period, EBITDA attributable solely to the Europe & International Group for such Relevant Period and eliminating (i) EBITDA attributable to Subsidiaries that are not in the Europe & International Group, (ii) any corporate overhead, headquarters and other similar costs which are excluded from the Group’s ‘Europe & International’ EBITDA in accordance with the Accounting Principles as applied in the financial model relating to the Group dated 7 December 2023 and (iii) in respect of any fiscal

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quarter ending during the 2023 calendar year only, any EBITDA attributable solely to any member of the Europe & International Group incorporated in Singapore.”

(the amendment contemplated by this clause 1.2 referred to as the “Amendment”).

1.3
By countersigning this Amendment Letter, the Agent (acting on behalf of the Lenders) acknowledges and agrees to the Amendment, and with effect from (and including) the date upon which the Agent has countersigned this Amendment Letter (such date being the “Effective Date”):
(a)
the Amendment shall immediately and automatically become effective;
(b)
all references in the Original Facility Agreement to “this Agreement”, and all references in any other Finance Document to the Original Facility Agreement shall include the Original Facility Agreement as amended by this Amendment Letter; and
(c)
the Original Facility Agreement and this Amendment Letter shall be read and construed as one instrument.
1.4
The Obligors’ Agent, for itself and on behalf of each other Obligor, agrees and acknowledges that, save as expressly amended by this Amendment Letter, the Original Facility Agreement and each other Finance Document remains and shall continue in full force and effect.
2.
Repeating Representations

Each of the Company and the Obligors’ Agent makes the Repeating Representations, and the representations and warranties set out in clause 21.16 (No misleading information) of the Original Facility Agreement, by reference to the facts and circumstances then existing:

(a)
on the date of this Amendment Letter, but as if references in clause 21 (Representations) of the Original Facility Agreement to the “Finance Documents” were instead to this Amendment Letter; and
(b)
on the Effective Date, but as if references in clause 21 (Representations) of the Original Facility Agreement to the “Finance Documents” were instead to the Original Facility Agreement as amended by this Amendment Letter.
3.
Confirmations
3.1
The Obligors’ Agent confirms, for itself and on behalf of each Obligor, that the guarantee and indemnity provided by each Obligor contained in clause 20 (Guarantee and Indemnity) of the Original Facility Agreement shall, after giving effect to the Amendment, on and from the Effective Date continue in full force and effect and extend to the liabilities and obligations of each of the Obligors under the Original Facility Agreement as amended by the terms of this Amendment Letter and the other Finance Documents (as amended and restated from time to time) subject to any limitations set out in the relevant Finance Documents.
3.2
The Obligors’ Agent confirms, for itself and on behalf of each Obligor, that, after giving effect to the Amendment, the Transaction Security granted by the Obligors continues in full force and effect as security for the liabilities and obligations of each of the Obligors under the Original Facility Agreement as amended by the terms of this Amendment Letter and the other Finance Documents (as amended and restated from time to time) subject to any limitations set out in the relevant Finance Documents.

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4.
Miscellaneous
4.1
This Amendment Letter is hereby designated as a Finance Document by the Company and the Agent for the purposes of the definition of “Finance Document” in the Original Facility Agreement.
4.2
This Amendment Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Amendment Letter.
4.3
The terms of clauses 33 (Notices), 35 (Partial Invalidity), 36 (Remedies and Waivers) and 44 (Enforcement) of the Original Facility Agreement shall be deemed to be incorporated into this Amendment Letter save that references in those clauses to “this Agreement” shall be construed as references to this Amendment Letter.
4.4
This Amendment Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

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Exhibit 4.8

Yours faithfully,

Oatly AB
as Original Borrower

/s/ Marie-José David
Name: Marie-José David
Capacity: Authorised signatory

Oatly AB
as Obligors’ Agent

/s/ Marie-José David
Name: Marie-José David
Capacity: Authorised signatory

Oatly Group AB (publ)
as Company

/s/ Marie-José David
Name: Marie-José David
Capacity: Authorised signatory

EMEA 148629507

Exhibit 4.8

We acknowledge and agree to the terms of this Amendment Letter.

Date: 3 March 2024

For and on behalf of

Wilmington Trust (London) Limited

as Agent for itself and on behalf of the Lenders

By: /s/ Antony Girling

Name: Antony Girling

Capacity: Vice President

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